Exhibit 2.10
Asset Purchase Agreement
资产购买协议

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of August 5, 2012 (the “Effective Date”) in Beijing City, P.R.C., by and between the following parties:　　本《资产购买协议》༈“本协议”༉由以下双方于2012年8月5日༈“生效日期”༉在中国北京市订立并签署༚

Party A:	EMCORE Corporation

甲方༚	EMCORE Corporation
EMCORE Corporation, and/or subsidiary(-ies) thereof are referred to as the “Seller” herein.　　 EMCORE Corporation和༏或其子公司在本协议内简称为“卖方”。

Registered Address:	10420 Research Rd., SE, Albuquerque, NM, 87123 USA

注册地址༚	美国新墨西哥州阿尔伯克基市东南区研究路10420号༌邮编87123

Party B:	Suncore Photovoltaic Technology Co., Ltd. (the “Purchaser Parent”).

乙方༚	日芯光伏科技有限公司 (“买方母公司”)
A subsidiary to be incorporated in the USA and wholly-owned by the Purchaser Parent is referred to as the “Purchaser” herein.　 　 买方母公司将在美国注册成立的一全资子公司在本协议内简称为“买方”

Registered Address:	No. 188 Taifeng Drive, Huainan High-Tech Industrial Development Zone, Huainan City, Anhui Province, P.R.C.

注册地址༚	中国安徽省淮南市淮南高新技术产业开发区泰丰大街188号

Collectively, the Seller, the Purchaser Parent and the Purchaser are referred to herein as the “Parties,” and individually each is referred to as a “Party.”　　卖方、买方与买方母公司在本协议内合称为“三方”༌单称为“一方”。

WHEREAS:　　鉴于

1.
WHEREAS, the Seller is a corporation organized and existing under the laws of the State of New Jersey, USA, and the Purchaser Parent is a corporation organized and existing under the laws of the People’s Republic of China, and the Purchaser is a corporation to be organized and existing under the laws of the State of Delaware the USA༛　　卖方系依美国新泽西州法律组建并合法存续之公司༌买方母公司系依中华人民共和国法律组建并合法存续之公司༌买方系将依美国特拉华州法律组建并合法存续之公司༛

2.
WHEREAS, the Seller is currently engaged in the design and manufacture of the high concentration photovoltaic (“HCPV”) receivers, modules and systems for rooftop and terrestrial solar power applications;　　卖方当前从事地面、屋顶太阳能应用的高倍聚光光伏༈“HCPV”༉接收器、模组和系统的设计与制造༛

3.
WHEREAS, the Purchaser Parent is a joint venture between the Seller and San’An Optoelectronics Co., Ltd. (“San’An Optoelectronics”), a corporation having its principal office at No. 1721-1725 Lvling Road, Siming District, Xiamen City, Fujian Province, P.R.C.; and　　买方母公司是一家由主营地址位于中国福建省厦门市思明区吕岭路1721-1725号的三安光电股份有限公司༈“三安光电”༉与卖方共同设立的合资企业༛及

4.
WHEREAS, the Seller wishes to sell and transfer to the Purchaser, and the Purchaser Parent agrees to have the Purchaser purchase and assume from the Seller certain assets (equipment, materials etc.), intellectual property rights, know-how and employees of the Seller relating to or used in Seller’s rooftop and terrestrial solar business (the “Business”), on the terms and subject to the conditions set forth herein.　　卖方有意向买

方出售和转让༌且买方母公司同意促使买方依据本协议之条款购买、受让与卖方之地面、屋顶太阳能业务༈以下简称“业务”༉相关的、或在业务中使用的资产༈设备、物料等༉、知识产权、专有技术和雇员。
NOW, THEREFORE, the Parties agree as follows༚　　据此༌三方达成协议如下༚

ARTICLE I DEFINITIONS　　第一条　定义
Definitions. Capitalized terms used in the Agreement shall have the following meanings:　　定义。本协议中以大写字母开头的术语应具有以下含义༚
“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in Los Angeles, California are authorized or required by applicable Law or other governmental action to be closed.　　“营业日”意指除周六和周日之外的、以及除加利福尼亚州洛杉矶市之银行机构依据相关法律或其他政令被授权、或被要求停业之日以外的任何一天。
“Contract” shall mean any agreement, contract, commitment, indemnity, lease or license, promise or other undertaking, whether written or oral and whether express or implied.　　“合同”意指任何协议、合同、承诺、弥偿保证、租约或许可、许诺或其他约定༌不论是书面还是口头的༌也不论是明示还是暗示的。
“Closing” has the meaning set forth in Section 3.1 herein.　　“交割”应如本协议第3.1款之定义。
“Governmental Authority” shall mean any domestic, foreign or local government, administrative agency, commission, department or other governmental, regulatory or self-regulatory authority.　　“政府机关”意指任何国内的、国外的或当地政府的行政机构、委员会、部门或其他政府的、监管的或自治的机关。
“Law” shall mean any law, regulation, statute, code, decree, order, injunction, judgment, ruling, or arbitral award of any Governmental Authority, court or arbitrators.　　“法律”意指任何法律、法规、法令、法典、政令、命令、禁令、判决、裁决༌或是任何政府机关、法院或仲裁员之仲裁裁决。

ARTICLE II TARGET ASSETS　　第二条　目标资产

2.1
Target Assets. The Target Assets to be purchased and assumed by the Purchaser from the Seller shall mean certain assets, intellectual property rights and know-how that is owned by the Seller, and is relating to, or used in the Business, and shall be as follows:　　目标资产。买方自卖方处购买及受让的目标资产指卖方拥有的、与业务有关或在业务中使用的资产、知识产权及专有技术༌为以下内容༚

2.1.1	Equipment, tools, computer hardware, raw materials, and other materials etc.; 设备、生产工具、计算机硬件、原材料、其他物料等资产༛

2.1.2	Books, records, computer programs, software, and other data relating to the Business, Target Assets or employees of the Business; 书面资料、记录、计算机程序、软件、及其他与业务、目标资产、业务之雇员有关的资料༛

2.1.3
Intellectual property rights (including, without limitation, patents, copyrights, and trade secrets) , know-how and any other intangible assets relating to the Business; and　　知识产权༈包括但不限于专利权、著作权、商业秘密༉及专有技术༌以及与业务相关的其他无形资产༛及

2.1.4	The goodwill associated with the Business, including, without limitation, trade names and trademark rights etc. 与业务有关的商誉༌包括但不限于商号、商标权等。
Aforementioned Section 2.1.1 and 2.1.2 are collectively referred to herein as the “Tangible Assets”, and aforementioned Section 2.1.3 and 2.1.4 are collectively referred to herein as the “Intangible Assets”.　　上述第2.1.1与2.1.2项在本协议内合称“有形资产”༌上述第2.1.3与第2.1.4项在本协议内合称“无形资产”。

2.2	A complete and definitive list of the Target Assets under the Agreement is attached hereto as Appendix I “The List of Target Assets” . 本协议项下目标资产之完整的、明确的清单见本协议附件一《目标资产清单》。

2.3	The Target Asset shall not include any sales contract or agreement of the Business executed by the Seller prior to the execution of the Agreement which has yet to be honored, or is being honored, or has been honored, and the Seller shall be liable for the fulfillment of such sales contracts or agreements of the Business, as well as their corresponding obligations thereunder, except for any project listed in the Appendix I which has been jointly developed by the Seller and Purchaser Parent pursuant to the Solar Rooftop CPV Development Agreement (the “Rooftop Agreement”) dated August 24, 2011, by and between the Seller and Purchaser Parent.　　目标资产不应包括本协议签订之前卖方已经签订尚未履行、或正在履行、或已经完成的业务销售合同与协议༌除卖方与买方母公司依2011年8月24日签订的《屋顶太阳能聚光光伏开发协议》༈“《屋顶协议》”༉已经合作开发且在附件一列明的项目外༌该等合同、协议的履行及相关义务应皆由卖方承担。

ARTICLE III CLOSING　　第三条　交割

3.1
Time and Place of Closing. Each Party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to realize the Closing as promptly as practicable. The Closing shall take place at 10:00 a.m., at 10420 Research Road SE, Albuquerque, NM 87123 U.S.A. one Business Day immediately following the satisfaction of all the conditions set forth in Section 3.6, or at such other place, or on such other date, the ninetieth day following the Effective Date at the latest, as shall be mutually agreed upon by the Seller and the Purchaser Parent. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in the Agreement as the “Closing Date.”　　交割时间及地点。每一方均应尽其最大努力༌采取或促使采取所有行动༌完成所有必要的、适当的或合理的事项以尽快履行交割。交割应在本协议第3.6款约定的交割条件均已满足的下一个营业日的上午10时于美国新墨西哥州阿尔伯克基市东南区研究路10420号邮编87123进行༌或是在卖方与买方母公司共同确认的其他地点、或其他日期进行༌但最迟必须在生效日期后的

第九十日进行。依前述进行交割之日期在本协议中称之为“交割日”。

3.2
The Seller and the Purchaser Parent agree that the Purchaser shall be incorporated in the U.S.A within ninety (90) days following the Effective Date by the Purchaser Parent for carrying out the assumption of the Target Assets, and the Seller shall deliver the Target Assets to the Purchaser.　　卖方与买方母公司同意༌由买方母公司在生效日期后的九十༈90༉日内在美国设立买方༌以负责目标资产的接收༌卖方应向买方交付目标资产。

3.3
Purchaser’s Closing Actions. On the Closing Date, the Purchaser shall make a payment in consideration of the Closing to the Seller in accordance with Section 4.1, and dispatch personnel to take over the Target Assets.　　买方之交割行动。在交割日༌买方应依第4.1款之约定向卖方支付交割对价༌并派出人员接收目标资产。

3.4	Seller’s Closing Actions. At the Closing, the Seller shall: 卖方之交割行动。交割时༌卖方应༚

3.4.1
Deliver the Tangible Assets such as equipment, tools, raw materials, semi-finished goods etc. set forth in the Appendix I, including all the relevant written or computer documents and data to the personnel of the Purchaser;　　向买方接收人员交付附件一所列设备、生产工具、原材料、半成品等有形资产༌包括相关的全部书面或计算机档案资料༛

3.4.2
To deliver all the written materials, illustrations, documents etc. relating to the Intangible Assets set forth in the Appendix I, and to start all the corresponding ownership transfer formalities that must be accomplished within one hundred eighty (180) days following the Closing Date. Prior to the completion of the ownership transfer formalities, the Seller shall assist the Purchaser in wholly exercising the intellectual property rights; notwithstanding the foregoing, the Purchaser shall reimburse to the Seller all attorney and other third party transfer fees (e.g., USPTO fees) associated with the transfer of any of the applicable intellectual property rights;　　向买方接收人员交付与附件一所列无形资产相关的所有文字资料、说明、档案等༌并开始办理相应的权属变更手续༌并确保

自交割日起的一百八十༈180༉日内办理完毕。权属变更手续完成之前༌卖方应配合买方行使完整的知识产权权利༛尽管存在前述约定༌买方应予卖方报销与任何知识产权转让相关的所有律师费及其他第三方转让费༈如美国专利商标局之费用༉༛

3.5
The Parties shall execute a Bill of Sale (attached hereto as Appendix II “Bill of Sale”) upon the completion of the delivery and ownership transfer of the Tangible Assets set forth in Section 3.4.1 herein, and the respective completion dates of the ownership transfer formalities of the Intangible Assets set forth in Section 3.4.2 herein shall serve as their corresponding completion dates of ownership transfer ༈the “Ownership Transfer Date”༉.　　卖方与买方应在本协议第3.4.1项所述有形资产的交割完成时签订《销货清单》༈见本协议附件二《销货清单》༉。本协议第3.4.2项所述无形资产的交割之完成以与其相应的权属变更手续完成之日༈“权属变更日”༉为准。

3.6	Conditions for Closing. Prior to or on the Closing Date, each of the following conditions shall be satisfied: 交割条件。交割日前或交割日时༌以下每一条件皆应满足༚

3.6.1	The Parties have been granted, by their respective corporate authorities, all necessary corporate power and authority to execute and to honor the Agreement; 三方均已获得各自有权机构授予的签署、履行本协议的授权与批准༛

3.6.2	The Parties have been granted, by the Governmental Authority, all necessary approvals to honor the Agreement; 三方均已获得政府机关对本协议履行的批准༛

3.6.3	The Purchaser has been legally incorporated in the U.S.A. within ninety (90) days following the Effective Date; and 买方已在生效日期后的九十༈90༉日内在美国合法成立༛及

3.6.4
For the purpose of assisting the Purchaser in carrying out the Business smoothly, as of the Closing Date, the Seller shall provide certain services to the Purchaser during transition period, and a Transition Service Agreement shall be executed by and between the Seller and the Purchaser Parent on the Effective Date.　　为帮助买方顺利开展业务༌卖方自交

割日起为买方提供过渡期服务༌卖方与买方母公司应于生效日期另行签署一份《过渡期服务协议》。

3.7
Management of the Business and Costs Before Closing. During the period between the Effective Date and the Closing Date, the Purchaser Parent shall take active management of the Business, and the Seller agrees to assist Purchaser Parent to conduct the Business under the direction of the Purchaser Parent. The Purchaser agrees to reimburse the Seller the actual costs of managing the Business during such period defined in the preceding sentence, and on condition that the reimbursement of such costs must be reviewed and be approved by the Purchaser. Notwithstanding the foregoing, during such period, the Seller shall still be liable for all the compensation and benefits of the Seller’s employees relating to the Business.　　交割前之业务管理及成本。在生效日期至交割日间的期间内༌买方母公司应积极管理业务༌卖方同意协助并依买方母公司之指示开展业务。买方同意予卖方报销在前句所述之期间内的业务管理之实际费用༌但该等费用之报销应经买方审核及书面同意。尽管存在前述规定༌在该等期间内༌卖方仍应承担卖方业务雇员的所有报酬与福利。

ARTICLE IV CLOSING CONSIDERATION AND ASSUMPTION OF LIABILITIES
第四条　交割对价及责任承担

4.1
In consideration of the Closing hereunder, on the Closing Date, the Purchaser shall pay one thousand (1,000.00) US Dollar to the Seller (the “Purchase Price”).　　作为本协议项下交割之对价༌买方应在交割日当天向卖方支付一千༈1,000.00༉美元༈“购买价格”༉༛

4.2	Assumption of Liabilities: 责任承担༚

4.2.1
By the Effective Date, there are certain payments under certain purchase contracts of raw materials and equipment executed by the Seller previously for carrying out the Business has not been made by the Seller (the “Follow-Up Liabilities”, as set forth in the Appendix III “The List of Follow-Up Liabilities” hereto). The Follow-Up Liabilities shall be assumed by the Purchaser as of the execution of the Bill of Sale by and between the Seller and the Purchaser.　　至生效日期༌卖方为业务开展需要订立的设备及原材料采购相关合同尚有部分款项未支付(“后续事项”༌提列于本协议附件三《后续事项清单》)。后续事项应自卖方与买方签署《销货清单》后由买方承担。
The Seller hereby warrants that there is no more other liabilities or obligations existed with respect to the Target Assets, except for those set forth in the Agreement, otherwise, the Seller shall be liable for all corresponding indemnification obligations.　　卖方保证༌除本协议列明的事项外༌目标资产上不存在其他任何债务及责任༌否则由卖方承担所有相应赔偿责任。

4.2.2
The Seller shall be liable for all liabilities arising from the Tangible Assets under the Agreement prior to the execution of the Bill of Sale, and the Purchaser shall be liable for all liabilities arising from the Tangible Assets under the Agreement as of the execution of the Bill of Sale. The Seller shall be liable for all liabilities arising from the Intangible Assets under the Agreement prior to their respective Ownership Transfer Date, and the Purchaser shall be liable for all liabilities arising from the Intangible Assets under the Agreement as from their respective Ownership Transfer Date.　　在签署《销货清单》之前因本协议项下有形资产产生的所有责任由卖方承担༌自签署《销货清单》后因本协议项下有形资产产生的所有责任由买方承担。在其权属变更日之前的、因本协议项下无形资产产生的所有责任由卖方承担༛在权属变更日之后的、因本协议项下无形资产产生的所有责任由买方承担。

ARTICLE V EMPLOYEE MATTERS　　第五条　雇员事项

5.1
During the period between the Effective Date and the Closing Date, the Purchaser Parent shall be entitled to evaluate and select from all the Seller’s current employees relating to the Business, in order to determine whether they would be employed by the Purchaser. The Seller shall assist the Purchaser Parent in convincing those employees selected by the Purchaser Parent (the “Purchaser Employees”) to join the Purchaser, and the Purchaser shall issue the offer letters to the Purchaser Employees upon the Closing Date. The Seller shall be liable for all the rights and obligations relevant to those remaining employees of the Seller relating to the Business. All the Seller’s current employees relating to the Business are listed in the Appendix IV “The List of All Employees” hereto, and the Seller warrants to the Purchaser Parent to use its commercially reasonable efforts so that the employees of the Seller in the Appendix IV hereto shall remain being employed by the Seller until the Closing Date　　在生效日期至交割日之期间内༌卖方当前与业务相关的全部雇员由买方母公司先行考核挑选༌以确认是否被买方聘用。卖方应负责协助说服已被买方母公司确认聘用的雇员加入买方༈“买方雇员”༉༌买方应于交割日当天向买方雇员发放录用通知。余下的与业务相关的卖方雇员之全部权利及义务由卖方负责。与业务相关的卖方现有全部雇员见本协议附件四《全部雇员清单》༌卖方向买方母公司保证༌为了让列于附件四之卖方雇员截至交割日时仍受卖方之雇佣༌卖方将努力采用各种经济合理之方式。

5.2	The Seller shall provide services relating to the Purchaser Employees pursuant to the Transition Service Agreement. 卖方应依据《过渡期服务协议》提供与买方雇员相关之服务。

5.3
The Seller shall be liable for all the unpaid salaries, expense reimbursements, PTO, stock options and other rights which the Purchaser Employees are entitled to enjoy prior to the Closing Date, and the Purchaser shall be liable for all the rights and obligations relating to the Purchaser Employees as from the Closing Date. Notwithstanding the foregoing, the Purchaser also agrees that the Purchaser Employees may carry over their PTO accumulated during their employment with the Seller, up to a maximum of forty (40) hours, into their employment in the Purchaser.　　交割日之前的所有买方雇员的未付工资、费用报销、带薪休假津贴、股票期权及其享有的其他权利均由卖方负责༛交割日之后的所有买方雇员全部权利及义务应由买方负责。买方

亦同意༌买方雇员可以将其在卖方积累的带薪休假随其接受买方之雇佣转移到买方༌但该带薪休假最高不得超过四十༈40༉小时。

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER
第六条　卖方之声明及保证
The Seller represents and warrants to the Purchaser Parent and the Purchaser, as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty), as follows:　　自本协议签署之日起༈或是任何声明或保证中明确约定的其他日期之日起༉༌卖方谨向买方母公司及买方作出声明及保证如下༚

6.1
Organization. The Seller is a corporation duly organized and validly existing under the laws of the State of New Jersey. The Seller has all requisite corporate power and authority to own the portion of the Target Assets owned by it and to carry on the Business as currently conducted by it.　　组织。卖方系依新泽西州法律合法组建且有效存续之公司。卖方拥有持有其持有的目标资产部分的及开展其当前开展业务所必需的所有公司权力及授权。

6.2
Authority; Validity. The Seller has all necessary corporate power and authority to execute and deliver the Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized and approved by all necessary corporate action on the part of Seller.　　授权༛效力。卖方拥有所有签署、交付本协议及履行本协议项下所有义务所必需的公司权力及授权。签署、交付本协议及完成本协议项下之交易均已经卖方所有必要的公司行动获得合法、有效的授权及批准。

6.3
No Conflict. Neither the execution and delivery of the Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated herein will (i) constitute or result in a violation of any Law; (ii) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, any Contract to which the Seller is a party or by which its assets are bound; or (iii) violate the articles of incorporation or corporate regulations of the Seller.　　无冲突。卖方签署、交付本协议以及完成本协议项下交易之行为将不会༚(i)构成或导致违反任何法律༛(ii)与卖方作为一方的、或是其资产受约束的任何合同相冲突༌导致其违反、构成违约或是加快该等合同之履行༛或(iii)违反卖方之公司章程或公司制度。

6.4
Title to Target Assets. The Seller owns, and will own upon the Closing Date, good, valid and transferable title to all of the Target Assets, free and clear of any Liens.　　目标资产之所有权。卖方拥有、且至交割日仍拥有对所有目标资产的、良好的、有效的、可转让的权利༌且无设置任何担保物权。

6.5
Compliance. The Seller is and has been in full compliance with, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of, any Law. The Seller has not received any notice or other communication (whether written or oral) from any Governmental Authority or any other person regarding any actual, alleged or potential violation of, or failure to comply with, any Law.　　守法。卖方当前并一直遵守所有法律༌未发生或是存在构成或是导致违反任何法律之事件或是情形༈无论该等法律是在何时通过༌或是有否约定需要发出通知༉。卖方从未收到来自任何政府机关或任何其他人士的、关于任何实际的、声称的、或潜在的违反或未能遵守任何法律的任何通知或其他通讯༈无论书面或口头的༉。

6.6
Disclaimer of Warranties. EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THE AGREEMENT, ALL OF THE TARGET ASSETS ARE BEING SOLD “AS IS, WHERE IS,” AND THE SELLER MAKES NO REPRESENTATIONS OR WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTIBILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE TARGET ASSETS OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN,

OBSOLESCENCE, WORKING ORDER, AND THE SELLER HEREIN DISCLAIMS ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES.　　免责声明。除了本协议内特别作出的声明及保证之外༌所有目标资产系以“现状”及“就地”条件进行出售༌且卖方未就转让资产、其部件或是对象之适销性、相适性、未侵权、适合某一特定用途、质量、或是有关其状态、设计、有用期限、运转状态等方面༌作出任何明示或暗示的声明或保证༌因此༌卖方无须为该等其他声明和保证承担责任。

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PURCHASER PARENT
第七条　买方母公司之声明及保证
The Purchaser Parent represents and warrants to the Seller, as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty), as follows:　　自本协议签署之日起༈或是任何声明或保证中明确约定的其他日期之日起༉༌买方母公司向卖方作出声明及保证如下༚

7.1
Organization. The Purchaser Parent is a corporation duly organized and validly existing under the laws of the People’s Republic of China. The Purchaser Parent has all requisite corporate power and authority to conduct its business as currently conducted by it.　　组织。卖方母公司系依中华人民共和国法律合法组建且有效存续之公司。买方母公司拥有开展其当前开展业务所必需的所有公司权力及授权。

7.2
Authority; Validity. The Purchaser Parent has all necessary corporate power and authority to execute and deliver the Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser Parent.　　授权༛效力。买方母公司拥有所有签署、交付本协议及履行本协议项下所有义务所必需的公司权力及授权。签署、交付本协议及完成本协

议项下之交易均已经买方母公司所有必要的公司行动获得合法、有效的授权及批准。

7.3
No Conflict. Neither the execution and delivery of the Agreement by the Purchaser Parent, nor the consummation by the Purchaser Parent of the transactions contemplated herein will (i) constitute or result in a violation of any Law; (ii) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, any Contract to which the Purchaser Parent is a party or by which its assets are bound; or (iii) violate the articles of incorporation or corporate regulations of the Purchaser Parent.　　无冲突。买方母公司签署、交付本协议以及完成本协议项下交易之行为将不会༚(i)构成或导致违反任何法律༛(ii)与买方母公司作为一方的、或是其资产受约束的任何协议相冲突༌导致其违反、构成违约或是加快该等协议之履行༛或(iii)违反买方母公司的公司章程或公司制度。

ARTICLE VIII TERMINATION OF OTHER AGREEMENTS
第八条　其他协议之终止

8.1
Termination of Technology License Agreement. The Seller and the Purchaser Parent agree that upon the Closing Date, the Technology License Agreement dated April 11, 2011 by and between the Purchaser Parent and the Seller is hereby terminated without further liability to either Party for any of the obligations thereunder. As from the Closing Date, the Purchaser Parent and the Purchaser shall be entitled to use, market and sell all the HCPV technologies and products for terrestrial applications (the “Terrestrial Know-how and Products of the Purchaser”) throughout the worldwide territory (including the U.S.A), except for technologies and products set forth in the Technology License Agreement for Fabrication Process and Testing of Terrestrial HCPV Solar Cells (the “Solar Cell Agreement”) dated November 4, 2011 by and between the Purchaser Parent and the Seller, and the Seller shall obtain the Purchaser’s prior written consent before engaging in any business relating to the

Terrestrial Know-How and Products of the Purchaser.　　《技术许可协议》之终止。卖方与买方母公司同意༌买方母公司和卖方2011年4月11日签订的《技术许可协议》应于交割日终止༌且各方无须就其项下之任何义务再承担任何责任。自交割日起༌买方母公司与买方拥有在全世界范围༈包括美国༉使用、营销和销售除买方母公司与卖方2011年11月4日签订的《地面应用高倍聚光光伏太阳能电池制造工艺及测试技术许可协议》༈“《太阳能电池协议》”༉项下之技术及产品之外的、所有地面高倍聚光太阳能技术和产品的权利༈“买方地面专有技术和产品”༉༌卖方如需开展买方地面专有技术和产品之业务需征得买方书面同意。

8.2	Termination of the Rooftop Agreement. 《屋顶协议》之终止。

8.2.1
The Seller and the Purchaser Parent agree that upon the Closing Date, the Rooftop Agreement dated September 30, 2011 by and between the Purchaser Parent and the Seller is hereby terminated without further liability to either Party for any of the obligations thereunder, except that the Purchaser Parent shall honor the obligation of making the due payment thereof as defined in Section 8.2.2 herein. As from the Closing Date, the Purchaser Parent and the Purchaser shall be entitled to use, market and sell all the HCPV technologies and products for rooftop applications (the “Rooftop Know-how and Products of the Purchaser”) throughout the worldwide territory (including the U.S.A), except for technologies and products set forth in the Solar Cell Agreement, and the Seller shall obtain the Purchaser’s prior written consent before engaging in any business relating to the Rooftop Know-how and Products of the Purchaser.　　卖方与买方母公司同意༌买方母公司与卖方2011年9月30日签署的《屋顶协议》于交割日终止༌除了买方母公司须支付本协议第8.2.2项该等协议应付款项之义务之外༌各方无须就其项下之任何义务再承担任何责任。自交割完成之日起༌买方母公司与买方拥有在全世界范围༈包括美国༉使用、营销和销售除《太阳能电池协议》项下之技术及产品之外的、所有屋顶高倍聚光太阳能技术和产品的权利༈“买方屋顶专有技术和产品”༉༌卖方如需开展买方屋顶专有技术和产品之业务需征得买方书面同意。

8.2.2
Pursuant to the terms agreed in the schedules A and B attached to the Rooftop Agreement, the Purchaser Parent shall make to the Seller a payment of two million four hundred seventeen thousand and two hundred seventy three (2,417,273.00) US Dollar in total for which the Purchaser Parent is responsible (the “Due Expenses”), as set forth in the Appendix V “The List of Due Expenses” hereto, following the Closing Date and within five (5) days upon being approved by the Governmental Authority. As from the completion of the payment of the Due Expenses by the Purchaser Parent, the Purchaser Parent has fulfilled all its liabilities and obligations under the Rooftop Agreement.　　依据《屋顶协议》附件A、B条款之约定༌买方母公司应于交割日后༌且经政府机关审核通过之日起的五༈5༉日内༌向卖方支付应由买方母公司承担的费用合计二百四十一万七千二百七十三༈2,417,273.00༉美元༈“应付费用”༉༌见附件五《应付费用清单》。截至买方母公司完成应付费用付款之时起༌买方母公司已履行其在《屋顶协议》项下的所有责任及义务。

8.3
Termination of Sublicensing Right Authorization Agreement. The Seller and the Purchaser Parent agree that upon the Closing Date, the Sublicensing Right Authorization Agreement dated February 27, 2012 by and between the Purchaser Parent and the Seller is hereby terminated without further liability to either Party for any of the obligations thereunder.　　《分许可授权协议》之终止。卖方与买方母公司同意༌买方母公司和卖方2012年2月27日签署的《分许可授权协议》应于交割日终止༌且各方无须就其项下之任何义务再承担任何责任。

ARTICLE IX ADDITIONAL COVENANTS　　第九条　附加承诺

9.1
Best Efforts; Government Approvals. Each Party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to: (i) consummate and make effective as promptly as practicable the transactions contemplated herein; and (ii) obtain any required approvals, consents or other authorizations as promptly as practicable. The Parties shall cooperate with each other in preparing, submitting and filing, as expeditiously as possible, all applications, notifications and report forms as may be required by applicable law with respect to the transactions contemplated by the Agreement.　　努力尽责༛政府批准。每一方均应尽其最大努力༌采取或促使采取所有行动༌尽快完成所有必要的、适当的或合理的事项༌以 (i)完成本协议之交易并使其生效༛及(ii)尽快取得任何必需的批准、许可、或其他授权。三方应相互配合༌尽快准备、提交及报备相关法律要求的、与本协议之交易相关的所有申请、通知及审批手续。

ARTICLE X INDEMNIFICATION 　　第十条　赔偿责任

10.1
Survival of Representations and Warranties.     The representations and warranties set forth in the Agreement shall survive the Closing until the first anniversary of the date hereof, unless otherwise agreed upon by the Parties herein.　　声明与保证之存续。除非是经各方在本协议中另行约定༌本协议中作出的声明和保证在交割后仍将存续༌至本协议签署日满一周年时止。

10.2
Indemnification by Purchaser Parent. The Purchaser Parent shall indemnify and hold harmless the Seller and its affiliates, officers, directors, employees, agents and other representatives (collectively, “Seller Indemnified Parties”) from and against any and all liabilities, damages, losses, claims, expenses, including, without limitation, all out-of-pocket expenses and incidental or consequential damages (collectively, “Losses”) arising out of or related to:　　买方母公司的赔偿责任。买方母公司应承担卖方及其关联方、高管、董事、雇员、代理人和其他代表༈合称为“卖方被赔偿方”༉免受因以下情形产生的或与之相关的任何债务、损害、损失、索赔、费用༌包括但不限于所有代垫费用、以及结果性的或是间接性的损害༈合称为“损失”༉之影响༚

10.2.1	any breach by Purchaser Parent of any representation or warranty made by Purchaser Parent in the Agreement; 任何买方母公司违反其在本协议中所作出的任何声明或是保证之情形༛

10.2.2	any breach by Purchaser Parent of any covenant or agreement set forth in the Agreement; and 任何买方母公司违反其在本协议中所作出的任何承诺或是协定之情形༛及

10.2.3	any liability arising out of the ownership or operation of the Tangible Assets as from the execution of the Bill of Sale; and 在签署《销货清单》之后因有形资产之所有权或是运营而产生的任何责任。

10.2.4	any liability arising out of the ownership or operation of the Intangible Assets as from their respective Ownership Transfer Date; and 在各无形资产相应的权属变更日之后因该无形资产之所有权或是运营而产生的任何责任。

10.3
Indemnification by Seller. The Seller shall indemnify and hold harmless the Purchaser Parent and the Purchaser, as well as their affiliates, officers, directors, employees, agents and other representatives (collectively, the “Purchaser Indemnified Parties” and, together with the Seller Indemnified Parties, collectively, the “Indemnified Parties”) from and against any and all Losses arising out of or related to:　　卖方的赔偿责任。卖方应赔偿并确保买方母公司、买方、及其关联方、高管、董事、雇员、代理人和其他代表༈合称为“买方被赔偿方”༌与卖方被赔偿方合称为“被赔偿方”༉免受因以下情形产生的或与之相关的任何损失之影响༚

10.3.1	any breach by the Seller of any representation or warranty made by the Seller in the Agreement; 任何卖方违反其在本协议中所作出的任何声明或是保证之情形༛

10.3.2	any breach by the Seller of any covenant or agreement set forth in the Agreement; 任何卖方违反其在本协议中所作出的任何承诺或是协议之情形༛

10.3.3	any liability arising out of the ownership or operation of the Tangible Assets prior to the execution of the Bill of Sale; and 在签署《销货清单》之前因有形资产之所有权或是运营而产生的任何责任༛及

10.3.4	any liability arising out of the ownership or operation of the Intangible Assets prior to their respective Ownership Transfer Date. 在各无形资产相应的权属变更日之前因该无形资产之所有权或是运营而产生的任何责任。

ARTICLE XI Termination　　第十一条　终止

11.1	Termination. By mutual written consent of the Purchaser Parent and the Seller, the Agreement shall be terminated. 终止。经买方母公司与卖方一致书面同意༌本协议应予终止。

11.2
Effect of Termination. In the event of the termination of the Agreement as provided in Section 11.1, the Agreement shall forthwith become void and have no effect, and none of the Purchaser Parent, the Purchaser and the Seller, or any of their respective affiliates, officers, directors, employees shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated herein. Following the termination of the Agreement, the Purchase Price payment made by the Purchaser Parent or the Purchaser shall be refunded by the Seller, and the Purchaser shall return to the Seller all the Target Assets which the Purchaser has assumed from the Seller.　　终止之效力。若本协议依第11.1款之规定而终止༌本协议将立即作废不再具任何效力༌买方母公司、买方、卖方、或是三方各自之关联方、高管、董事、雇员皆无须承担本协议项下的、无论是何种性质的、或是与本协议之交易相关的任何责任。本协议终止后༌卖方已收取的购买价格应退还给买方或买方母公司༛买方已接收的目标资产应退还给卖方。

ARTICLE XII TAX MATTERS　　第十二条　税务

12.1
Tax Cooperation. The Purchaser Parent, the Purchaser and the Seller herein agree to cooperate with each other on the tax matters relating to the Target Assets, and upon being requested by a Party, the other Party shall furnish to the Party, as promptly as practicable, all the information and materials relevant to the tax filings of the Target Assets.　　税务合作。买方母公司、买方及卖方同意༌就本次目标资产转让涉及的税务事项相互配合༌经一方请求༌另一方将尽快提供与目标资产相关纳税申报信息与资料。

12.2	Allocation of Taxes. 纳税分配。

12.2.1	The Seller shall be liable for all the taxes arising from the Target Assets prior to the Closing Date,. 交割日之前目标资产产生的所有税款由卖方承担༛

12.2.2	The Purchaser shall be liable for all the taxes arising from the Target Assets as from the Closing Date; 自交割日起目标资产所产生的所有税款由买方承担༛

12.2.3
All the taxes arising from the deliveries and ownership transfers of the Target Assets shall be paid pursuant to the Law of the jurisdiction where the Target Assets are located, and the Purchaser and the Seller shall be liable for fifty percent (50%) payment of a tax, respectively, if the Law does not stipulate which Party shall be responsible for such tax.　　因交割产生的所有税款༌按目标资产所在地法律规定执行༌法律没有规定的༌买卖双方各承担税款的百分之五十༈50%༉。

ARTICLE XIII NOTICE　　第十三条　通知

13.1
Notices or other communications required to be given by any Party pursuant to the Agreement shall be written in both English and Chinese and may be delivered personally, sent by registered airmail (postage prepaid) by a recognized courier service, sent by the email, or sent by facsimile transmission to the address of the other Party set forth below or such other address notified in lieu thereof. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:　　任何一方根据本协议要求发出的通知或其他通讯应以英文和中文书就༌并可通过面呈交付、通过挂号航空信༈邮资预付༉或经认可的快递服务寄送、电子邮件或通过传真发送至另一方在下文指定的地址或根据本条规定通知的其他地址。应根据以下约定决定通知被视为已有效发出的日期༚

13.1.1	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery to the other Party. 以面呈方式交付的通知将在面呈于另一方之日视为有效送达。

13.1.2
Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the tenth day after the date on which they were mailed (as indicated by the postmark).　　以挂号航空邮件༈邮资预付༉方式发送的通知将在挂号航空邮件寄出后的第十日༈以邮戳为准༉视为有效送达。

13.1.3	Notices given by air courier shall be deemed effectively given on the date of delivery (as indicated by the airway bill) to the other Party. 以航空快递方式发送的通知将在交付另一方之日༈以航运收据为准༉视为有效送达。

13.1.4	Notices given by email shall be deemed effectively given on the first business day following the date of email. 以电子邮件方式发送的通知将在发送电子邮件当日之后第一个营业日视为有效送达。

13.1.5	Notices given by facsimile transmission shall be deemed effectively given on the first business day following the date of transmission. 以传真方式发送的通知将在发送传真当日之后第一个营业日视为有效送达。
For the purpose of notices, the addresses of the Parties are as follows:　　为通知之目的༌双方的地址如下༚
EMCORE Corporation, 10420 Research Rd. SE, Albuquerque, NM 87123 USA:　　EMCORE Corporation༌美国新墨西哥州阿尔伯克基市东南区研究路10420号༈邮编༚87123༉:
Attention:    Chief Executive Officer
收件人༚    首席执行官
Telephone No.:    +1 505-332-5000
电话号码༚    +1 505-332-5000
Facsimile No.:    +1 505-323-3402
传真号码༚    +1 505-323-3402

Suncore Photovoltaic Technology Co., Ltd, No. 188 Taifeng Drive, Huainan Hi-New Tech Industry Development Zone, Huainan City, Anhui Province, PRC:　　日芯光伏科技有限公司༌中国安徽省淮南高新技术开业开发区泰丰大街188号:

Attention:    General Manager
收件人༚    总经理
Telephone No.:    +86 554 5389001
电话号码༚    +86 554 5389001
Facsimile No.:    +86 554 5389007
传真号码༚    +86 554 5389007
Any Party may at any time change its address for service of notice or communication in writing delivered to the other Party in accordance with the terms hereof.　　任何一方可根据本条的规定༌随时书面通知另一方变更其接收通知或通讯地址。

ARTICLE XIV EFFECTIVENESS　　第十四条　生效

14.1
The Agreement and appendixes hereto shall be established upon being executed and chopped the stamp by the legal representative or authorized representative of the Seller and the Purchaser Parent (only signature for the Seller), and shall be legally binding upon the Seller and the Purchaser Parent as from the Effective Date. The Agreement and appendixes hereto shall also be legally binding upon the Purchaser upon being executed by the legal representative(s) or authorized representative(s) thereof. The Parties warrant to each other that prior to the execution and chopping stamp, proper internal authorization and approval have been obtained.　　本协议及其附件经卖方与买方母公司之法定代表人或授权代表签字、加盖公章༈卖方仅需签字༉后成立并自生效日期起对卖方与买方母公司具有法律约束力༌且本协议及其附件在买方之法定代表人或授权代表签字后对买方亦具有法律约束力。三方均保证༌在签字盖章之前已经获得其内部足够的授权与批准。

ARTICLE XV MISCELLANEOUS　　第十五条　其他事项

15.1	The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign the Agreement, or any of its right, or any of its obligation hereunder, without the prior written consent of the other Parties.　　本协议应适用于相关当事方的继承者和被允许的受让方༌并对其具有约束力。未经其他方事先书面同意༌一方不得将本协议、或是其项下的任何权利、或是义务进行转让。

15.2
The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but each of which together shall constitute one and the same instrument. Facsimile signatures will be binding to the same degree as original signatures.　　本协议可签署若干副本༌每份副本应视为一份原件༌但所有副本应共同构成一份相同的法律文件。传真件签字与原件签字具有同等约束力。

ARTICLE XVI ADDITIONAL TERMS　　第十六条　额外条款

16.1
For the avoidance of doubt, the Parties agree and acknowledge that the following provisions of the Joint Venture Contract dated July 30, 2010 by and between the Seller and San’An Optoelectronics are herein incorporated by reference and shall substantively apply to the Agreement and to the Parties hereof:　　为避免疑义༌三方同意并承认卖方与三安光电2010年7月30日签订的《合资合同》中的下列条款经援引而并入本协议༌并切实地对本协议及本协议双方适用༚

Article 48. Force Majeure　　第四十八条 不可抗力
Article 49. Public Disclosure　　第四十九条 公告
Article 51. Liability for Default　　第五十一条 违约责任
Article 53. Governing Law　　第五十三条 适用法律
Article 54. Dispute Resolution　　第五十四条 争议解决
Article 55. Amendment and Effectiveness (except for the third paragraph)　　第五十五条 修改与生效༈第三段除外༉

Article 60. Waiver and Severability　　第六十条 弃权及可分割性
Article 61. Headings　　第六十一条 标题

ARTICLE XVII APPENDIXES　　第十七条　附件

17.1
All appendixes attached to the Agreement shall be deemed part of the Agreement and incorporated by reference herein. The term “Agreement” shall include all appendixes set forth in this section.　　所有附于本协议后之附件应视为本协议之一部分并经援引并入本协议。“协议”一词包含了本款所罗列之所有附件。

Appendix I “The List of Target Assets”　　附件一《目标资产清单》
Appendix II “Bill of Sale”　　附件二《销货清单》
Appendix III “The List of Follow-Up Liabilities”　　附件三《后续事项清单》
Appendix IV “The List of All Employees”　　附件四《全部雇员清单》
Appendix V “The List of Due Expenses”　　附件五《应付费用清单》

༈Remainder of the page intentionally left blank, signatures to follow༉
༈以下特意留白༌以提示后页文件签署༉

(The Signature Page of the Asset Purchase Agreement)
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IN WITNESS WHEREOF, the Parties hereto have caused the Agreement to be executed by their duly authorized representatives.　¡　¡有Ð鉴ø于Ú此Ë༌¬本¾协议é三ý方½已Ñ使¹本¾协议é经其ä正ý式½授Ú权¨的Ä代ú表í签©署ð。£

Party A:	EMCORE Corporation

甲×方½༚º	EMCORE Corporation
Legal (Authorized) Representative:
法¨定¨༈¨授Ú权¨༉©代ú表í༚º/s/ Hong Hou

Party B:	Suncore Photovoltaic Technology Co., Ltd.

乙Ò方½༚º	日Õ芯¾光â伏ü科Æ技¼有Ð限Þ公«司¾
Legal (Authorized) Representative:
法¨定¨༈¨授Ú权¨༉©代ú表í༚º/s/ Xinqiao Wang

Purchaser:
买ò方½༚º
Legal (Authorized) Representative:
法¨定¨༈¨授Ú权¨༉©代ú表í༚º/s/ Xinqiao Wang

日Õ期Ú༚º    2012年ê8月Â5日Õ
Date:    August 5, 2012